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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Equity Incentive Plan of Genzyme Corporation for the registration of 5,500,000 shares of Genzyme General Division common stock, 500,000 shares of Genzyme Biosurgery Division common stock and 100,000 shares of Genzyme Molecular Oncology Division common stock of our report dated January 31, 2001, with respect to the financial statements of Focal, Inc. included in Focal, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
October 23, 2002

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS